KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Exhibit 23.1

KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-278308) on Form S-1 of our report dated March 12, 2026, with respect to the financial statements of Bitwise Ethereum ETF (the “Trust”), which report appears in the December 31, 2025 annual report of Form 10-K of the Trust.

/s/ KPMG LLP

New York, New York March 12, 2026